Exhibit 99.1

Loop Media Announces Changes to Executive Team, Review of Operations and Cost Cutting Measures

Jon Niermann steps down as CEO to focus on Distribution and Revenue – Remains on Board

Justis Kao Appointed as Interim CEO

Bruce Cassidy to become Executive Chairman of the Board

Loop Media to Explore Potential Strategic Alternatives and Financing Opportunities

March 18, 2024 – Loop Media, Inc. ("Loop Media", the “Company”) (NYSE American: LPTV), a leading multichannel streaming CTV platform that provides curated music videos, sports, news, premium entertainment channels and digital signage for businesses, announced today that Jon Niermann is stepping down as Chief Executive Officer and the Board has unanimously appointed Justis Kao as Interim CEO, effective immediately. Mr. Kao has served in various roles in the Company, including Chief Communications Officer, Chief of Staff, Investor Relations and, most recently, Chief Content Officer. Mr. Niermann will remain a member of the Board and management team, maintaining a strategic focus on revenue and distribution. In addition, Bruce Cassidy has been appointed Executive Chairman of the Board.

“While I have loved leading our team since I co-founded the Company, it’s time for a change of leadership for the Company and shift in focus for my role,” said Mr. Niermann. “Going forward, I feel I can provide more support to Loop in a customer-focused revenue-generating capacity. My main goal has always been to get a return for our shareholders while growing a meaningful media-tech company that will leave a lasting footprint. Justis knows the Company very well and has my and the organization’s full support and confidence. I look forward to driving growth in revenue and distribution.”

Bruce Cassidy, Executive Chairman of Loop Media, noted “I continue to have tremendous confidence in the future opportunities for the Company and believe in its success. We believe that we have been ahead of the curve for this industry and should be well- positioned moving forward to achieve the type of growth that we originally set out to accomplish. We are fortunate to have some very talented members on our team. On behalf of the Board, I want to thank Jon for his visionary leadership and unrelenting dedication to Loop Media. Justis understands the Company, its people and the opportunity. He has been instrumental in leading a number of initiatives over the years and I have the utmost confidence in him to help lead Loop Media into its next phase of growth,” he concluded.

“I’m excited to step in as Interim CEO.” said Mr. Kao. “I’ve worked closely with Jon for over a decade now and know that the focus he can bring to revenue and distribution will continue to support us well. The rapport that our entire team and I have built over the last 10 years, since the start of Loop Media, gives me great confidence in leading the next critical stage of the Company’s development.”

In addition to Mr. Niermann stepping down from CEO, Mr. Kao being appointed Interim CEO, and Mr. Cassidy being named as Executive Chairman, Loop Media announced today that Bob Gruters, Chief Revenue Officer of the Company, has resigned after three years to pursue another business opportunity outside of the Company. Mr. Gruters has agreed to remain an advisor to the Company.

Randy Greenberg, Chief Operating Officer and Chief Marketing Officer, who joined Loop Media in July 2023, will be stepping down from those roles and leaving the Company to pursue other business opportunities.

The Board of Directors and senior management team conducted an operational and cost-cutting review across the Company which it believes will provide the framework to making the Company more competitive in the CTV for business/DOOH industry. The Board and management team determined that executing operational changes is prudent to accelerate Loop Media’s potential path to break even and operating profitability. As a result of the review, the Company has laid off and furloughed certain employees and has implemented salary reductions to create efficiencies and lower the Company’s overhead. These cost-cutting measures include senior management salary reductions and are expected to result in an annual aggregate cash payroll reduction of approximately $2 million.

Loop Media also intends to explore potential strategic alternatives to maximize shareholder value, as well as evaluate potential financing opportunities to help advance its business goals.

For more information, visit www.loop.tv.

About Loop Media, Inc.

Loop Media, Inc. ("Loop®") (NYSE American: LPTV) is a leading connected television (CTV) / streaming / digital out-of-home TV and digital signage platform optimized for businesses, providing music videos, news, sports, and entertainment channels through its Loop® TV service. Loop Media is the leading company in the U.S. licensed to stream music videos to businesses through its proprietary Loop® Player.

Loop® TV’s digital video content is streamed to millions of viewers in CTV / streaming / digital out of home locations including bars/restaurants, office buildings, retail businesses, college campuses, airports, among many other venues in the United States, Canada, Australia, and New Zealand.

Loop® TV is fueled by one of the largest and most important premium short-form entertainment libraries that includes music videos, movie trailers, branded content, and live performances. Loop Media’s non-music channels cover a wide variety of genres and moods and include movie trailers, sports highlights, lifestyle and travel videos, viral videos, and more. Loop Media’s streaming services generate revenue from programmatic and direct advertising, and subscriptions.

To learn more about Loop Media products and applications, please visit us online at Loop.tv

To learn more about Loop Media products and applications, please visit us online at Loop.tv

Follow us on social:

Instagram: @loopforbusiness

X (Twitter): @loopforbusiness

LinkedIn: https://www.linkedin.com/company/loopforbusiness/

Safe Harbor Statement and Disclaimer

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Loop Media's cost-cutting measures, exploration of strategic alternatives and financing opportunities, expected performance, ability to compete in the highly competitive markets in which it operates, statements regarding Loop Media's ability to develop talent and attract future talent, the success of strategic actions Loop Media is taking, and the impact of strategic transactions. Forward-looking statements give our current expectations, opinions, beliefs or forecasts of future events and performance. A statement identified by the use of forward-looking words including "will," "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "should," and certain of the other foregoing statements may be deemed forward-looking statements. Although Loop Media believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. Loop Media takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by Loop Media. Loop Media's Securities and Exchange Commission filings are available at www.sec.gov.

Loop Media Investor Contact

ir@loop.tv

Loop Media Press Contact
Jon Lindsay Phillips

loop@phillcomm.global